SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          DATE OF REPORT: March 13, 2002

                                JORE CORPORATION

                000-26889                         81-0465233
        (Commission File Number)        (IRS Employer Identification No.)

                             A Montana Corporation

                    45000 Highway 93 South, Ronan, MT 59864

                                  406/528-4397

Item 5.  Other Events

Press Release
--------------------------
Ronan, Montana - March 13, 2002

Jore Corporation announces its regret that the US Trustee elected to file his motion for conversion in this case. Filing the motion at this time when critical and productive negotiations are underway with plans to reorganize the company simply undermines the dedication and commitment of those working in a productive manner to secure the success of the company.

In the filing the Trustee indicates the company is not paying its bills. In fact the company is current on post petition payments to its trade vendors and suppliers except those where agreements to delay payments have been reached.

The trustee states that the company sales are up but earnings are not. In fact, through the first two months of this year sales are 7.1 million compared to 3.8 million in the prior year and EBITDA, earnings from operations, the measure by which businesses are judged, are a positive $584,000 compared to a LOSS for the same period last year of $692,000. That represents a positive earnings swing of nearly 1.3 million dollars. Sales at Sears, Home Depot and Lowes, the company's largest customers, are strong and forecasts from them indicate continued growth for the year.

Operating expenses for the company through the first two months are 18.7% of sales compared to 39.7% the prior year. Inventory at the end of February this year is $10.8 million. At the end of February last year inventory was $25.6 million and included excess and obsolete inventory of nearly $10 million that had to be written off.

The best judge of progress in this case is that the creditors, banks, vendors, customers and employees continue to work hard to achieve a successful conclusion to this case. The company expects to file a stipulation with the court today, under which the general unsecured creditors committee, the Company and the Company's lenders have agreed to an extension of the Debtor-In-Possession financing. The Company anticipates the court will approve the extension without delay allowing operations to continue uninterrupted while we pursue reorganization efforts with a number of interested parties.

Bottom line, the company is growing and has positive earnings, it's costs are in line, its sins of the past are behind it, and those who have the most to lose, those who have a real stake in the outcome of this case are dedicating themselves to making this work, not throwing unnecessary obstacles in the path.

The accomplishments in just 9 months are solid and attributable to the dedication and hard work of the employees, the most appreciated ongoing support from our vendors, the confidence our customers have shown in the company, the ongoing support from our lenders and the dedication of all of the professionals in this complicated case.

CONTACTS:

        Gerald J. McConnell                     Nikki Montesano
        President/CEO                           Human Resources Manager
        406-528-4480                            406-528-4213


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. JORE CORPORATION


        March 13, 2002                       By:  /s/ Kelly Grove
                                             Kelly Grove
                                             Controller

About Jore Corporation

Jore Corporation is a leader in the design and manufacture of innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. Jore sells its products under the licensed Stanley brand, Ryobi and Porter Cable brands as well as under various private labels of the industry's largest retailers and power tool manufactures, including Sears, The Home Depot, Lowe's, Canadian Tire, Makita and more.